BigString Corporation
                              PROSPECTUS SUPPLEMENT

                                    Number 3

                                       to

                        Prospectus dated January 23, 2006

                                       of

                              BIGSTRING CORPORATION

                        15,212,670 Shares of Common Stock

                  --------------------------------------------

This prospectus supplement supplements the prospectus dated January 23, 2006, as amended and supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 15,212,670 shares of BigString's common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated January 23, 2006, the prospectus supplement number 1 dated May 5, 2006, and the prospectus supplement number 2 dated May 22, 2006, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented. The primary purposes of this prospectus supplement are to:

      o Notify stockholders of an incorrect number in the prospectus. On page forty-two of the prospectus, the table titled "Selling Stockholders" indicates that Shefts Associates, Inc. is the beneficial owner of 2,558,545 shares of BigString's common stock and is offering up to that number of shares in this offering. The correct number of shares of BigString's common stock to be reported in the table for Shefts Associates, Inc. is 2,443,545, which is disclosed correctly elsewhere in the prospectus;

      o Notify stockholders of a press release issued by BigString announcing the anticipated launch of a new interactive entertainment portal in June 2006 by BigString Interactive, Inc., a wholly owned subsidiary of BigString; and

      o Notify stockholders of BigString's entering into redemption agreements with certain former officers and directors and their spouses, pursuant to which BigString redeemed, as of May 31, 2006, a total of 8,000,000 shares of its common stock for a price per share of $0.05.

This prospectus supplement includes the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 1, 2006. The exhibits to the Form 8-K are not included with this prospectus supplement and are not incorporated by reference herein. If you would like a copy of the exhibits to the Form 8-K, please visit the EDGAR site at www.sec.gov/edgar.shtml.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated January 23, 2006, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is June 2, 2006

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):


                                  May 31, 2006


                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


           Delaware                     000-51661                20-0297832
--------------------------------------------------------------------------------
(State or other jurisdiction of        (Commission             (IRS Employer
        incorporation)                 File Number)          Identification No.)


 3 Harding Road, Suite F, Red Bank, New Jersey                      07701
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)

       Registrant's telephone number, including area code: (732) 741-2840



--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 8 - Other Events

         Item 8.01.     Other Events.
         ---------      ------------

         On June 1, 2006, BigString Corporation ("BigString") issued a press release announcing the anticipated launch of a new interactive entertainment portal in June 2006 by BigString Interactive, Inc., a wholly owned subsidiary of BigString Corporation. BigString also announced that it had redeemed, as of May 31, 2006, 8,000,000 shares of its Common Stock from certain former officers and directors and their spouses for a price per share of $.05. A copy of the press release is attached hereto as Exhibit 99.1.
                              ------------

Section 9 - Financial Statements and Exhibits

         Item 9.01.     Financial Statements and Exhibits.
         ---------      ---------------------------------

              (d) Exhibits:

              Exhibit
              Number                Description
              ------                -----------

              99.1 Press Release Announcing Anticipated Launch of New Interactive Entertainment Portal and Closing of Stock Redemptions

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               BIGSTRING CORPORATION
                                      -----------------------------------------
                                                   (Registrant)



                                      By:  /s/ Darin M. Myman
                                         --------------------------------------
                                          Darin M. Myman
                                          President and Chief Executive Officer


Date:  June 1, 2006

                                  EXHIBIT INDEX

Exhibit
Number            Description
------            -----------

99.1 Press Release Announcing Anticipated Launch of New Interactive Entertainment Portal and Closing of Stock Redemptions




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